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                                                                   Exhibit 10.44


                                  EXHIBIT 10.44

                               CENDANT CORPORATION
                           1999 NON-EMPLOYEE DIRECTORS
                           DEFERRED COMPENSATION PLAN

1. Purpose. The purpose of the Cendant Corporation 1999 Non-Employee Directors Deferred Compensation Plan (the "Plan") is to enable directors of Cendant Corporation ("Cendant") who are not also employees of Cendant to defer the receipt of certain compensation earned in their capacity as directors of Cendant.

2. Eligibility. Directors of Cendant who are not also employees of Cendant ("Directors") are eligible to participate in the Plan, subject to their election to defer eligible compensation.

3. Administration. The Plan will be administered by the Compensation Committee of the Board of Directors of Cendant (the "Committee").

4. Deferral of Compensation. Subject to such rules, regulations and procedures that Cendant may establish from time to time, and subject to the execution by a Director of a valid deferral election, Directors may elect to defer all, but not less than all, of their annual retainer fees, as well as such other fees and payments determined by Cendant to be eligible for deferral from time to time (collectively, "Fees") into the Plan. All Fees deferred into the Plan will be converted into a number of Cendant Share Units. The number of Cendant Share Units allocated to a Director's account will equal the amount of Fees deferred into the Plan as of any given date (an "Allocation Date"), divided by the average closing price of a share of Cendant common stock, par value $0.01 per share ("Cendant Stock"), on the last five trading days which Cendant Stock was traded immediately prior to such Allocation Date. An Allocation Date will occur on each date upon which any Director would otherwise become entitled to receive all or any portion of any Fee. Each Cendant Share Unit will be the equivalent of one share of Cendant Stock.

5. Election. In order to participate in the Plan, a Director must complete a deferral election in such form, and at such time, as determined by Cendant in its sole discretion. Once an election has been made, it may not be revoked; provided, however, that a Director may, no later than thirty (30) days prior to the beginning of any calendar year, revoke an election to the extent applicable to such calendar year.

6. Dividends. Additional Cendant Share Units will be credited to a Director's account as of each payment date for cash dividends and/or special dividends and distributions, if any, on Cendant Stock, based on the number of Cendant Share Units credited to such Director's account as of the record date for such dividend or distribution. The number of Cendant Share Units to be credited to an account as of any dividend
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                                                                   Exhibit 10.44

     payment date or distribution date will equal the quotient obtained by dividing (A) the product of (i) the number of Cendant Share Units credited to such account on the dividend or distribution record date and (ii) the dividend (or distribution value) per share of Cendant Stock, by (B) the average closing price of a share of Cendant Stock on the last five trading days immediately prior to such dividend or distribution payment date.

7. Adjustments. If at any time the number of shares of Cendant Stock is increased or decreased as the result of any stock dividend or distribution, stock split, combination or reclassification of shares or any similar transaction, the number of Cendant Share Units in a Director's account will be equitably adjusted, as determined by the Committee in its sole discretion, to the extent necessary to preserve, but not increase, the value of each Director's account.

8. Vesting. Each Director will be fully and immediately vested in his or her account under the Plan.

9. Payment of Deferred Compensation. Each Director (or his or her beneficiary) will receive a distribution of his or her account, in the form of shares of Cendant Stock, within sixty (60) days immediately following the date upon which such Director is no longer a member of Cendant's Board of Directors for any reason. The number of shares of Cendant Stock payable to a Director upon distribution will equal the number of Cendant Share Units held in such Director's account as of the date of such distribution.

10. Successors in Interest. The obligations of Cendant under the Plan shall be binding upon any successor or successors of Cendant, whether by merger, consolidation, sale of assets or otherwise, and for this purpose reference herein to Cendant shall be deemed to include any such successor or successors. The right of Directors or that of any other person, to the payment of deferred compensation or other benefits under this Plan may not be assigned, transferred, pledged or encumbered except by will or by the laws of descent and distribution.

10. Miscellaneous. A Director shall have only the interest of an unsecured general creditor of Cendant in respect of Cendant Share Units allocated to his or her account. All amounts deferred under the Plan shall remain the sole property of Cendant, subject to the claims of its general creditors and available for Cendant's use until actually distributed to the Director. With respect to amounts deferred under the Plan, the obligation of Cendant hereunder is purely contractual and shall not be funded or secured in any way. The administrator of the Plan shall be Cendant or its designee.
     Cendant shall have the authority to adopt rules and regulations for carrying out the Plan and to interpret, construe and implement the provisions thereof. The distribution of deferred amounts under the Plan to Directors shall be subject to applicable withholding taxes.
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                                                                   Exhibit 10.44

11. Governing Laws. This Plan shall be construed and enforced in accordance with, and governed by, the laws of the State of New Jersey.

12. Termination and Amendment of the Plan. The Board of Directors of Cendant may terminate this Plan at any time. Upon termination of the Plan, the remaining balance of the Directors' accounts will be distributed to the Directors as soon as practicable but in no event more than thirty (30) days following such termination. The Board of Directors of Cendant may, without the consent of any Director or beneficiary, amend the Plan at any time and from time to time; provided, however, that no such amendment shall adversely affect the rights of any such Director or beneficiary with respect to amounts previously deferred under the Plan.

13. Interpretation. The Company intends that transactions under this Plan will be exempt under amended Rule 16b-3 promulgated under Section 16 of the Securities Exchange Act of 1934, as amended, unless otherwise determined by the Company.